Exhibit 23.5

14252 Culver Drive, Suite A216
Irvine, California 92604, USA
T: +01 949-681-8361
F: +01 949-271-3758
www.GeothermalScience.com

Consent of Geothermal Science, Inc.

In connection with U.S. Geothermal Inc's registration statement on Form 10-K, S-1, S-8 and related filings under the United States Securities Act of 1933, I, Richard Holt, on behalf of Geothermal Science, Inc. ("Geothermal"), hereby consent to the use of Geothermal's name and to the use of the "Assessment of Geothermal Potential, Neal Hot Springs, Malheur County, Oregon" dated February 5, 2009, references to the Assessment, or portions thereof, or information derived from the Assessment, in the Registration Statement.

Dated at Boise, Idaho, this 7th day of June, 2010.

Signed: /s/ Richard J. Holt
Name: Richard J. Holt
Title: Owner